EXHIBIT 99.3

Letter to Registered Holders And
Depository Trust Company Participants

Global Geophysical Services, Inc.

Offer to Exchange
10½% Senior Notes Due 2017
That Have Been Registered Under the Securities Act of 1933
Pursuant to the Prospectus Dated                        , 2012
for
Any and All Outstanding
10½% Senior Notes Due 2017
(CUSIP Nos.                    and                    )

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to our offer to exchange (“Exchange Offer”) our 10½% Senior Notes Due 2017, which have been registered under the Securities Act of 1933, as amended (“Exchange Notes”), for a like principal amount of our issued and outstanding 10½% Senior Notes Due 2017 (“Existing Notes”), upon the terms and subject to the conditions set forth in our prospectus, dated                        , 2012, (“Prospectus”) and the related Letter of Transmittal (“Letter of Transmittal”).

The Exchange Offer will expire at 5:00 p.m., eastern time, on                        , 2012 unless extended (“Expiration Date”). Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2012;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

3.	Notice of Guaranteed Delivery; and

4.	Letter which may be sent to your clients for whose account you hold Existing Notes in your name or in the name of your nominee.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Existing Notes will make certain representations, including but not limited to, representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business; (ii) at the time of the commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act; (iii) it is not our "affiliate" (as defined in Rule 405 promulgated under the Securities Act) or, if it is an affiliate, it will comply with any applicable registration and prospectus delivery requirements; (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes; and (v) if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Existing Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons, other than the Exchange Agent, in connection with the solicitation of tenders of Existing Notes pursuant to the exchange offer.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

GLOBAL GEOPHYSICAL SERVICES, INC.